UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2011

MSC Industrial Direct Co., Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York	1-14130	11-3289165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Maxess Road, Melville, New York (Address of principal executive offices)	11747
(Zip Code)

Registrant’s telephone number, including area code: (516) 812-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2011, MSC Industrial Direct Co., Inc. (the “Company”) entered into a Change in Control Agreement (the “CIC Agreement”) with Mr. Jeffrey Kaczka, the Company’s Executive Vice President and Chief Financial Officer.  The initial term of the CIC Agreement is three years.  Thereafter, the CIC Agreement will automatically renew for successive three-year terms, unless terminated by the Company, in the Company’s sole discretion, upon notification to Mr. Kaczka at least eighteen months prior to the end of the then current term.

The CIC Agreement provides that if within two years after the occurrence of a change in control of the Company (as defined in the CIC Agreement), (i) the Company terminates Mr. Kaczka’s employment other than for cause or (ii) Mr. Kaczka terminates his employment following a material reduction in his duties or reporting responsibilities, annual base salary, status or working conditions, then the Company is required to pay Mr. Kaczka a payment equal to (A) two times Mr. Kaczka’s annual base salary in effect immediately before such termination or material reduction, plus (B) two times Mr. Kaczka’s targeted annual cash incentive bonus in effect immediately prior to the termination or change in circumstances, plus (C) the pro rata portion of Mr. Kaczka’s targeted annual cash incentive bonus in effect immediately prior to the termination or change in circumstances.  As a condition to receiving his severance payment, Mr. Kaczka would be required to execute a general release in favor of the Company.

Under the terms of the CIC Agreement, “cause” is generally defined to include (i) the commission by Mr. Kaczka of a felony or a crime of moral turpitude, (ii) dishonesty, disloyalty, fraud, embezzlement, theft, disclosure of trade secrets or confidential information or other breaches of fiduciary duties owed to the Company and (iii) reporting to work or working under the influence of an intoxicant or a controlled substance which renders Mr. Kaczka incapable of performing his duties to the satisfaction of the Company.

A change in control of the Company will generally be deemed to have occurred under the CIC Agreement if (i) any person or group of persons other than Mr. Mitchell Jacobson (the Company’s Chairman of the Board of Directors and a principal shareholder of the Company), Ms. Marjorie Gershwind (Mr. Jacobson’s sister and a principal shareholder of the Company), a member of the Jacobson or Gershwind families or any related trust or affiliate acquires ownership of more than 50% of the combined equity or voting power of the company; (ii) a majority of the members of the Company’s Board of Directors are replaced during any twelve-month period by directors whose appointment or election was not endorsed by a majority of the members of the Company’s Board of Directors prior to such appointment or election; or (iii) there is a change in the ownership of a substantial portion of the Company’s assets, excluding certain transfers to shareholders and affiliates.

In addition, if Mr. Kaczka’s employment is terminated after the occurrence of a change in control as described above, the Company is required to provide Mr. Kaczka with outplacement services for up to six months and healthcare coverage, if elected by Mr. Kaczka, for up to 18 months.  Mr. Kaczka is also entitled to receive, at the Company’s expense, the automobile allowance provided under the CIC Agreement for the lesser of two years and the remainder of the automobile lease in effect following the termination of his employment.

The Company has agreed to indemnify Mr. Kaczka on an after-tax (grossed up) basis against certain excise taxes that may arise from such payments being classified as “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986.

The foregoing description of the CIC Agreement is not complete and is qualified in its entirety by reference to the full terms and conditions of the CIC Agreement, which is filed as Exhibit 10.01 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits

The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.01	Change in Control Agreement, dated November 11, 2011, between the Company and Jeffrey Kaczka

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSC INDUSTRIAL DIRECT CO., INC.

Date:	November 16, 2011	By:	/s/ Jeffrey Kaczka
Name: Jeffrey Kaczka Title: Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.01	Change in Control Agreement, dated November 11, 2011, between the Company and Jeffrey Kaczka